EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 7, 2013, with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2013-2, Diversified Healthcare Portfolio, Series 63, Energy Portfolio, Series 46, Financial Institutions Portfolio, Series 58 and Utility Income Portfolio, Series 43 (included in Invesco Unit Trusts, Series 1323) as of May 7, 2013, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-187159) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
May 7, 2013